UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2006

IRISH MAG, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	333-132119	59-1944687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

646 First Avenue South
St. Petersburg, Florida 33701

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (866) 821-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On October 3, 2006, certain holders of the Company’s common stock sold an aggregate of 5,700,000 shares, representing approximately 95% of the Company’s issued and outstanding shares of common stock, to (post forward split as set forth in Item 3.02 above) to iBroader Developments Limited (“iBroader”) in exchange for an aggregate of $550,000 cash. The selling shareholders are listed in Exhibit D to the Stock Purchase Agreement between such selling shareholders and iBroader dated October 3, 2006 and attached hereto as Exhibit 2.1 and incorporated herein by reference. None of the funds used in such purchase were borrowed funds.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the change of control described in Item 5.01, Michael Woo was appointed to the Board of Directors and John Maguire and Pamela Thomas resigned as officers and directors of the Company. Mr. Lin Jiang Huai, already a director of the Company, assumed the role of CEO of the Company.

Mr. Woo, age 37, has more than eight years of experience in dealing with corporate finance and investment evaluation matters through working with a number of organizations. From 1996 to 1999, he was the Assistant Manager of the infrastructure projects department of China Construction Holdings Limited (a listed company in Australia, stock code CIH). From 1999 to 2000, he was the manager of infrastructure projects for China Toll Bridges & Roads Company (a listed company in Singapore, stock code CTBR). From 2001 to 2003, he was the investment manager of Asia Pacific Tobacco Company Limited.

Item 9.01 Financial Statements and Exhibits

Exhibit 2.01 Stock Purchase Agreement dated as of October 3, 2006 by and between certain shareholders of Irish Mag, Irish Mag and iBroader Developments Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 5, 2006

Irish Mag, Inc.

By:	/s/ Michael Woo
Michael Woo Director